UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FNB CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The FNB Shareholders for Progress website, which is available at www.fnbshareholdersforprogress.com and contains information about FNB Corporation’s proposed merger with Virginia Financial Group, Inc., was updated on November 21, 2007 to include the information being filed herewith.

Why Merge? | News | Q&A | Additional Info | Links | Contact Us

Aligned For Success

Welcome to FNB Shareholders for Progress.

We are a group of FNB shareholders, current and former board members, and FNB and First National Bank employees aligned knowing that FNB’s proposed merger with Virginia Financial Group is in the best interests of the company, FNB shareholders, the New River Valley, Roanoke Valley, and Central Virginia communities served, our customers and employees.

In July, 2007, FNB announced a merger agreement with Virginia Financial Group, Inc. This proposed merger offers the ability to immediately and substantially enhance shareholder value for FNB shareholders and, at the same time, provides FNB with an equal partner’s role in the future management and strategy of the new company.

Here you will learn more about this merger of equals, the benefits to shareholders, customers and employees, and the facts behind the proposed merger. This web site gives you a chance to ask questions about the agreement and send your comments.

Thank you for visiting. We hope you will find this site informative and helpful. We look forward to keeping you informed about the proposed merger and its many benefits for everyone in the FNB family.

Joe Thompson Sonny Tarpley Clark Owen

Co-Chairs, FNB Shareholders for Progress

[LINK: See letter from FNB Shareholders for Progress to all shareholders]

Funded and sponsored by FNB corporation

Why Merge?

There are many reasons why this merger is beneficial for FNB shareholders. Here are some of them:

Shareholder value

•

The proposed merger with VFG offers the potential to immediately and substantially enhance shareholder value for FNB with an equal partner’s role in future governance, management and strategy of the new company.

•	FNB shareholders will own slightly more than 52 percent of the new company. It is anticipated that their dividend will increase by slightly over 20 percent as a result.

•	This transaction is expected to be accretive to earnings per share in the first full year following the closing of the merger.

•	The merger is expected to create more than $9 million in fully phased-in expense savings.

Sound decision

•	The Board of Directors followed a deliberate and informed decision-making process over the course of six months in considering this matter using outside expert advisors throughout the process.

Broad support

•

75% of corporate board members reached their conclusion that the proposed merger is in the best interests of our company, our shareholders and our customers. In addition, 90% of the members on the bank board voted to affirm the decision of the corporate board.

Merger of equals

•	FNB directors will make up one-half of the new holding company and bank boards. FNB will provide the chairpersons for both boards.

Good for New River Valley, Roanoke Valley and Central Virginia

•

With this proposed merger, both the new bank and operations center of the combined $3 billion company will be headquartered in Christiansburg, preserving jobs and retaining the New River Valley’s significant position in Virginia banking.

•

The proposed merger will not significantly, if at all, affect FNB employment numbers. At the same time, our employees will enjoy greater opportunities for advancement. If you recall, when FNB acquired other banks, job preservation was and remains a priority.

•

No branch closures are planned as a result of the merger since there is minimal overlap between our branch networks. Consequently, customers will continue to be served by the same caring FNB employees.

•	Job growth in support areas like credit underwriting will be expanding in the Roanoke Valley.

Expanded footprint

•	FNB customers will appreciate the expanded geographic footprint and the communities we serve will benefit from our enhanced ability to compete in the marketplace.

•	The new bank will be able to serve its customers more broadly and effectively because of a greater scale, broader product mix and higher lending limits.

•

No branch closings will occur as a result of the proposed merger, allowing customers to be served by the same dedicated bankers. In addition, there will be increased opportunities for growth through new branching and/or acquisitions.

FNB and VFG have earned reputations as high-quality, community-focused banks with solid infrastructures that provide excellent service. The combined banking operations have a combined history of over 300 years of service in the communities they serve. With minimal overlap between our branch networks, FNB will gain immediate and substantial exposure to and participation in faster-growing markets served by VFG.

Funded and sponsored by FNB corporation

News

•	[LINK: FNB Corporation and Virginia Financial Group, Inc. to Combine in a Merger of Equals]

•	[LINK: FNB Corporation Reports Third Quarter 2007 Results and Merger Approval From Federal Reserve Board]

Fact Sheet:

FNB’s proposed merger agreement with Virginia Financial Group would result in:

•	FNB shareholders owning slightly more than 52% of the new company.

•	Shareholder dividend increasing by more than 20%.

•	A combined $3 billion-plus company.

•	New bank and operations center headquartered in Christiansburg.

•	62 full-service banking offices ranging from southwest to central and north central Virginia.

•	Total assets of more than $3 billion.

•	Total deposits of approximately $2.54 billion.

•	Nearly $1 billion of assets under wealth management.

•	Creation of largest independent commercial bank headquartered in Virginia.

•	Up to 24 board members, with equal representation from FNB and VFG.

•	Equal representation on executive team:

•	Chairman of the Board: Bill Heath (FNB)

•	President and CEO: Ed Barham (VFG)

•	Chief Financial Officer: Jeff Farrar (VFG)

•	Chief Operating Officer: Litz Van Dyke (VFG)

•	Bank President and CEO: Greg Feldmann (FNB)

•	Chairman of the Bank Board: Ray Smoot (FNB)

•	FNB strongly represented in management:

•	Director of Operations

•	Director of Risk Management

•	Director of Wealth Management

•	Director of Retail Banking

•	West Region Commercial Executive Officer

•	West Region Retail Executive Officer

Quick Comparison

FNB vs. VFG: A good fit

As of and for the year ended December 31, 2006 (dollars in thousands)

Financial information	FNB	VFG
Total Assets	$1,518,715	$1,625,989
Total Investment Securities	189,479	264,141
Total Net Loans	1,170,073	1,203,132
Total Deposits	1,262,982	1,318,281
Total Equity	173,417	150,652
Net Income	17,912	19,497
Earnings Per Share (diluted)	2.41	1.8

Ratio Analysis
ROAA	1.19	1.24
ROAE	10.81	13.57
Efficiency Ratio	58.54	60.54
Total Equity/Total Assets	11.42	9.27
Loans/Deposits	92.64	91.27

Funded and sponsored by FNB corporation

Questions & Answers

Some questions and answers about the proposed merger:

What is the merger agreement?

On July 26, 2007, FNB Corp. (FNB) announced the company entered into a merger agreement with another Virginia-based bank-holding company, Virginia Financial Group, whereby the two bank holding companies will merge and the three banks owned by the two companies also will merge to create the largest independent commercial bank headquartered in Virginia.

How will this benefit FNB shareholders?

The proposed merger with VFG offers the ability to immediately and substantially enhance shareholder value for FNB shareholders and, at the same time, provide FNB with an equal partner’s role in the future management and strategy of the new company.

What will FNB shareholders receive?

Upon consummation of the transaction FNB shareholders will receive 1.585 shares of the new holding company formed by the merger for each FNB share and, as a result, FNB shareholders will own slightly more than 52% of the new bank holding company. It’s also anticipated that shareholder dividend will increase by slightly more than 20% as a result of the merger. The merger is expected to be accretive to (i.e. increase) earnings per share for FNB in the first full year following closing of the merger. The proposed merger offers the ability to immediately and substantially enhance shareholder value for FNB with an equal partner’s role in future corporate governance, management and strategy of the new company.

Where will the new bank be located?

Both the headquarters for the new bank and the operations center for the new bank will be located in Christiansburg, preserving jobs and retaining the New River Valley’s significant position in Virginia banking. The headquarters for the new holding company will be in Charlottesville.

Who will lead the merged company?

William P. Heath Jr., President and CEO of FNB, will serve as chairman of the new holding company’s board of directors. Dr. Raymond D. Smoot Jr., Chairman of First National Bank, will be chairman of the new bank. O.R. Barham Jr., President and CEO of VFG, will serve as President and CEO of the new holding company. Gregory W. Feldmann will be President and CEO of the new bank.

What will the board makeup be of the new holding company?

FNB and VFG will each designate one-half of the directors of the new holding company and of the new bank. First National Bank directors will constitute one-half of the board of directors of the new bank. The chairmanships of the committees of the board of the combined company will be split evenly between FNB directors and VFG directors.

How did the FNB board come to the decision to pursue this merger agreement?

The Board of Directors followed a deliberate and informed decision-making process over a six (6) month period of time in considering this matter with 75 percent of members concluding that the proposed merger is in the best interests of the company, shareholders and customers.

What was the timeline of this decision?

[LINK: see FNB Corporation and Virginia Financial Group, Inc. to Combine in a Merger of Equals]

What alternatives to a merger did the Board consider to enhance shareholder value?

With the help of the investment banking firm Davenport & Company, the Board reviewed strategic options available to FNB to enhance shareholder value. The options included: 1) remaining independent, with share repurchase programs, accelerated branch growth and non-banking growth opportunities; 2) entering into a merger of equals transaction, including the proposed merger with VFG; 3) entering into acquisition transactions of smaller banking institutions; and 4) the outright sale of FNB to a larger financial institution. Based on its analysis, Davenport concluded, and so advised the Board, that the proposed merger of equals transaction with VFG has the potential to provide superior financial benefits to those that might reasonably be expected to result from other alternatives examined by Davenport, including remaining independent, other than the outright sale of FNB to a larger financial institution.

How many members of the board voted in favor of the agreement?

21 of 25 of the directors on both the holding company and bank boards voted in favor of this agreement.

Will any bank branches close as a result of the merger?

No branch bank closures will occur as a result of the merger. In fact, there will be increased opportunities for growth through new branching and/or acquisitions.

What is the benefit of the merger to customers?

The new bank will serve its customers more broadly and effectively because of greater scale, broader product mix and higher lending limits. The new bank will have approximately 62 full-service banking offices ranging from southwest to central and north central Virginia.

Will there be an overlap in the current bank markets?

FNB and VFG, each with more than 100 years of banking history, have earned reputations as high-quality, community-focused banks with solid infrastructures that provide excellent service. With minimal overlap between our branch networks, we will gain immediate and substantial exposure to and participation in faster-growing markets served by VFG. Furthermore, VFG’s office presence in Lynchburg will accelerate FNB’s plans to better penetrate that market.

Who is VFG?

VFG is the holding company for Planters Bank & Trust Company of Virginia in Staunton; Second Bank & Trust in Fredericksburg; and Virginia Commonwealth Trust Company in Culpeper. VFG is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. VFG maintains a network of 35 branches and two loan production offices serving north central, central and southwest Virginia. It also maintains five trust and investment service offices in the same markets. The common stock of VFG is traded on the NASDAQ Global Select Market under the symbol “VFGI.”

[LINK: SUBMIT YOUR QUESTION]

Funded and sponsored by FNB corporation

Additional Information

Additional Information About the Merger and Where to Find It

This website is being made available in respect of the proposed merger of FNB and VFG. In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-146249) to register the shares of combined company common stock to be issued to FNB shareholders in the transaction, which includes a joint proxy statement/prospectus. The definitive joint proxy statement/prospectus will be mailed to the shareholders of VFG and FNB seeking their approval of the merger. In addition, each of VFG and FNB may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VFG, FNB, AND THE PROPOSED MERGER. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2211) or FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents” or FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on VFG’s and FNB’s websites is not, and shall not be deemed to be, a part of this website or incorporated into other filings either company makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in the Schedule 14A filed by FNB on November 14, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Statements made on this website, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this communication and are based on current expectations and involve a number of assumptions. These forward-looking statements express our best judgment based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger or regarding future results or expectations. FNB intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. FNB’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the businesses of FNB and/or VFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by FNB and VFG with the SEC. FNB undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Funded and sponsored by FNB corporation

Links

•	[LINK: Highlights of the proposed merger]

•	SEC Filings:

•	[LINK: 07/27/07 8K Announcing Definitive Agreement]

•	[LINK: 07/27/07 Investor Presentation]

•	[LINK: 07/30/07 Proxy]

•	[LINK: 08/02/07 Proxy]

•	[LINK: 08/13/07 Investor Presentation]

•	[LINK: 09/14/07 Proxy]

•	[LINK: 09/20/07 Proxy]

•	[LINK: 10/02/07 Proxy]

•	[LINK: 10/19/07 Proxy]

Funded and sponsored by FNB corporation

Contact Us

FNB Shareholders for Progress

Please contact us if you have any questions about FNB Shareholders for Progress.

Funded and sponsored by FNB corporation